DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

The following description sets forth certain material terms and provisions of the securities of Virgin Galactic Holdings, Inc. ( “we,” “us” or “our”) that are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following description of our securities is not complete and may not contain all the information you should consider before investing in our securities. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation and bylaws, which are incorporated herein by reference. The summary below is also qualified by reference to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

As of December 31, 2019, we had three classes of securities registered under the Exchange Act: our common stock, par value $0.0001 per share; warrants to purchase shares of our common stock; and units consisting of a share of common stock and one-third of a warrant to purchase shares of our common stock.

Authorized Capital Stock

The total amount of our authorized capital stock consists of 700,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

General

Holders of our common stock are not entitled to preemptive or other similar subscription rights to purchase any of our securities. Our common stock is neither convertible nor redeemable. Unless our board of directors determines otherwise, we expect to issue all shares of our capital stock in uncertificated form.

Voting Rights

Each holder of our common stock is entitled to one vote per share on each matter submitted to a vote of stockholders, as provided by the certificate of incorporation. Our bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the Stockholders’ Agreement, dated October 25, 2019, by and among us, Vieco USA, Inc. (“Vieco US”), SCH Sponsor Corp. (“SCH Sponsor”) and Chamath Palihapitiya (as may be amended from time to time, the “Stockholders’ Agreement”), our bylaws or our certificate of incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.

Under the Stockholders’ Agreement, Vieco US has the right to designate three directors (the “VG designees”) for as long as Vieco US beneficially owns a number of shares of our common stock representing at least the 50% of the number of shares beneficially owned by Vieco US immediately following the effective time of the transactions effected on October 25, 2019 in connection with our initial business combination, provided that (x) when such percentage falls below 50%, Vieco US will have the right to designate only two directors, (y) when such percentage falls below 25%, Vieco US will have the right to designate only one director and (z) when such percentage falls below 10%, Vieco US will not have the right to designate any directors. Each of SCH Sponsor and Mr. Palihapitiya have agreed to vote, or cause to vote, all of their outstanding shares of common stock at any annual or special meeting of stockholders in which directors are elected, so as to cause the election of the VG designees.

Additionally, pursuant to the Stockholders’ Agreement, Mr. Palihapitiya has the right to designate two directors (“CP designees”), one of which must qualify as an “independent director” under applicable stock exchange regulations, for as long as Mr. Palihapitiya and SCH Sponsor collectively beneficially own a number of shares of our common stock representing at least 90% of the number of shares beneficially owned by them as of immediately following the effective time of the transactions effected on October 25, 2019 in connection with our initial business combination (excluding the shares purchased from Vieco US by Mr. Palihapitiya on that date), provided that (x)

when such percentage falls below 90%, Mr. Palihapitiya will have the right to designate only one director, who will not be required to qualify as an “independent director” and (y) when such percentage falls below 50%, Mr. Palihapitiya will not have the right to designate any directors. Vieco US has agreed to vote, or cause to vote, all of its outstanding shares of our common stock at any annual or special meeting of stockholders in which directors are elected, so as to cause the election of the CP designees.

Dividend Rights

Each holder of shares of our common stock is entitled to the payment of dividends and other distributions as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of our preferred stock, if any, and any contractual limitations on our ability to declare and pay dividends.

Other Rights

Each holder of our common stock is subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock that we may designate and issue in the future.

Liquidation Rights

If we are involved in voluntary or involuntary liquidation, dissolution or winding up of our affairs, or a similar event, each holder of our common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of our preferred stock, if any, then outstanding.

Anti-Takeover Effects of the Certificate of Incorporation and the Bylaws

Our certificate of incorporation and our bylaws contain provisions that may delay, defer or discourage another party from acquiring control of our company. We expect that these provisions, which are summarized below, will discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of our company to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage mergers that some stockholders may favor.
Special Meetings of Stockholders

Our certificate of incorporation provides that a special meeting of stockholders may be called by the (a) the chairperson of our board of directors, (b) our board of directors or (c) for so long as we qualify as a “controlled company” under Section 303A of the New York Stock Exchange Listed Company Manual (a “Controlled Company”), by any holder of record of at least 25% of our issued and outstanding shares, provided that our board of directors approves such request.
Action by Written Consent

Our certificate of incorporation provides that any action required or permitted to be taken at any meeting of stockholders may, except as otherwise required by law or the Stockholders’ Agreement, for so long as we qualify as a Controlled Company, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, will be signed by the holders of record of not less than a majority of our outstanding shares of stock entitled to vote thereon. Pursuant to the Stockholders’ Agreement, Vieco US will first consult and discuss with our board of directors before taking such action by written consent for so long as the earlier to occur of (i) Vieco US no longer has the right to designate two directors to our board of directors and (ii) Mr. Palihapitiya no longer has the right to designate two directors to our board of directors (the “Sunset Date”).

Removal of Directors

Pursuant to the Stockholders’ Agreement, Vieco US has the exclusive right to remove one or more of the Vieco US directors from our board of directors and Mr. Palihapitiya has the exclusive right to remove one or more of Mr. Palihapitiya’s directors from our board of directors. Vieco US and Mr. Palihapitiya have the exclusive right to designate directors for election to our board of directors to fill vacancies created by reason of death, removal or resignation of the Vieco US directors and the directors designated by Mr. Palihapitiya, respectively. Vieco US will not be able to remove independent directors until the expiration of the earlier of the Sunset Date and the expiration of the two-year lock-up period.

Vieco US’s Approval Rights

Amendment to Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be further amended, altered, changed or repealed by a majority vote of our board of directors. However, pursuant to the Stockholders’ Agreement, no amendment to our certificate of incorporation or bylaws may be made without Vieco US’s prior written consent for so long as Vieco US has the right to designate one director to our board of directors under the Stockholders’ Agreement.

Operational Matters

Vieco US has expansive rights of approval for certain material operational and other matters for us, including:

•for so long as Vieco US is entitled to designate one director to our board of directors under the Stockholders’ Agreement, in addition to any vote or consent of the stockholders or our board of directors as required by law, we and our subsidiaries must obtain Vieco US’s prior written consent to engage in:

◦any business combination or similar transaction;

◦a liquidation or related transaction; or

◦an issuance of capital stock in excess of 5% of our then issued and outstanding shares or those of any of our subsidiaries; and

•for so long as Vieco US is entitled to designate two directors to our board of directors under the Stockholders’ Agreement, in addition to any vote or consent of our stockholders or board of directors as required by law, we must obtain Vieco US’s prior written consent to engage in:

◦a business combination or similar transaction having a fair market value of $10.0 million or more;

◦a non-ordinary course sale of assets or equity interest having a fair market value of $10.0 million or more;

◦an acquisition of any business or assets having a fair market value of $10.0 million or more;

◦approval of any non-ordinary course investment having a fair market value of $10.0 million or more;

◦an issuance or sale of any shares of our capital stock, other than an issuance of shares of our capital stock upon the exercise of options to purchase shares of our capital stock;

◦making any dividends or distribution to our stockholders other than those made in connection with the cessation of services of employees;

◦incurring indebtedness outside of the ordinary course in an amount greater than $25.0 million in a single transaction or $100.0 million in aggregate consolidated indebtedness;

◦amendment of the terms of the Stockholders’ Agreement or the Amended and Restated Registration Rights Agreement, dated October 25, 2019, by and among us, Vieco US, SCH Sponsor and Mr. Palihapitiya;

◦a liquidation or similar transaction;

◦transactions with any interested stockholder pursuant to Item 404 of Regulation S-K; or

◦increasing or decreasing the size of our board of directors.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (1) our board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans) or (3) the merger transaction is approved by our board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.

Under our certificate of incorporation, we have opted out of Section 203 of the DGCL.

Pursuant to the Stockholders’ Agreement, until the Sunset Date, our board of directors may not approve any transaction (excluding those involving consideration less than $0.1 million) between an interested stockholder (defined as Vieco US or any affiliate of Vieco US) and us, without the affirmative vote of at least a majority of our directors that are not designees of Vieco US.

Under certain circumstances, this provision would make it more difficult for us to effect various transactions with a person who would be an “interested stockholder” for these purposes. However, this provision would not be likely to discourage any parties interested in entering into a potential transaction with us, other than Vieco US and its affiliates. This provision may encourage Vieco US and Vieco US’s affiliates, to the extent they are interested in entering into certain significant transactions with us, to negotiate in advance with the full board of directors because the board approval requirement would be satisfied by the affirmative vote of at least a majority of our directors that are not designees of Vieco US.

Corporate Opportunity

Under our certificate of incorporation, an explicit waiver regarding corporate opportunities is granted to certain “exempted persons” (including Vieco US and Mr. Palihapitiya and their respective affiliates, successors, directly or indirectly managed funds or vehicles, partners, principals, directors, officers, members, managers and employees, including any of the foregoing who will serve as our directors). Such “exempted persons” will not include us or our officers or employees and such waiver will not apply to any corporate opportunity that is expressly offered to any of our directors in their capacity as such (in which such opportunity we do not renounce an interest or expectancy). Our certificate of incorporation provides that, to the fullest extent permitted by law, (i) the exempted persons do not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us, (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the exempted persons, even if the opportunity is one that we might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and (iii) no exempted person will have any duty to communicate or offer such business opportunity to us and no exempted person will be liable to us for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such exempted person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to us.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Exclusive Jurisdiction of Certain Actions

Our certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name against our directors, officers or employees for breach of fiduciary duty, any provision of the DGCL, our certificate of incorporation or our bylaws or other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Notwithstanding the foregoing, our certificate of incorporation provides that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Similarly, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company.

Warrants
Our outstanding warrants consist of warrants initially sold in our initial public offering (the “public warrants”) and warrants initially sold in a private placement concurrently with our initial public offering to SCH Sponsor (the “private warrants” and, together with the public warrants, the “warrants”). The private warrants are identical to the public warrants, except that so long as they are held by SCH Sponsor or its permitted transferees the private warrants may be exercised for cash or on a “cashless basis” and are not redeemable by us.

Our warrants are issued in registered (book-entry) form under the Warrant Agreement, dated September 13, 2017, by and between us and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”). The following summary of certain provisions relating to our warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to the Warrant Agreement. You should review the Warrant Agreement for a complete description of the terms and conditions applicable to the warrants.

General

Each whole warrant entitles the holder to purchase one share of our common stock for $11.50 per share, subject to certain adjustments (the “Exercise Price”). The public warrants will expire at the earliest to occur of (i) 5:00 p.m., New York City time on October 25, 2024 and (ii) 5:00 p.m., New York City time on the redemption date, if any, that we may fix in accordance with the Warrant Agreement. The private warrants are not subject to redemption by us, and therefore will expire at 5:00 p.m., New York City time on October 25, 2024. We may extend the duration of the warrants so long as we provide at least 20 days’ prior written notice to all registered holders. Any such extension must be identical among all of the warrants. Any warrant not exercised prior to its expiration will become void.

We will not issue fractional warrants upon any detachment of the warrants from then units. If, upon the detachment of public warrants from the units or otherwise, a holder of warrants would be entitled to receive a fractional warrant, we will round down to the nearest whole number the number of warrants to be issued to such holder.

Exercise and Expiration

A warrant may be exercised by delivering to the Warrant Agent (i) the warrant, (ii) an election to purchase, a form of which is attached to the Warrant Agreement, and (iii) the payment in full of the Exercise Price and any and all applicable taxes due in connection with the exercise.

So long as they are held by SCH Sponsor or a permitted transferee, the private warrants can be exercised on a cashless basis for a number of shares of our common stock equal to the quotient obtained by dividing (x) the product of (i) the number of shares of common stock underlying the warrants and (ii) the excess of the “fair market value” of our common stock over the Exercise Price by (y) the “fair market value” of our common stock. In this scenario, the “fair market value” means the average last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which notice of exercise of the warrant is sent to the Warrant Agent.

As soon as practicable after the exercise of any warrant we will issue a book-entry position or certificate, as applicable, for the shares of common stock. All shares of common stock issued upon the proper exercise of a warrant in conformity with the Warrant Agreement will be validly issued, fully paid and nonassessable.

Additionally, a warrant holder may notify us in writing of the holder’s election to be subject to a provision of the Warrant Agreement preventing the holder from exercising a warrant, to the extent that, after giving effect to such exercise, the holder (together with its affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (the “Maximum Percentage”) of our outstanding common stock immediately after giving effect to such exercise. By written notice to us, a warrant holder may increase or decrease the Maximum Percentage to any other percentage specified in such notice; provided, however, that any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to us.

Registration and Cashless Exercise

We have agreed to use our best efforts to file with the Securities and Exchange Commission (the “Commission”) as soon as practicable a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants. We are obligated to use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants. Warrant holders have the right, until such registration statement is declared effective by the Commission, and during any other period that we may fail to have maintained an effective registration statement covering the shares of common stock issuable upon exercise of the warrants, to exercise such warrants on a “cashless basis.” In a cashless exercise, holders may exchange their warrants for a number of shares of our common stock equal to the quotient obtained by dividing (x) the product of (i) the number of shares of common stock underlying the warrants and (ii) the excess of the “fair market value” of our common stock over the Exercise Price by (y) the “fair market value” of our common stock. In this scenario, the “fair market value” means the volume weighted average price of our common stock as reported during the 10-trading-day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent. Unless and until all of the warrants have been exercised or have expired, we will continue to be obligated to comply with the registration obligations described in this paragraph.

Additionally, we may require exercises of public warrants to be made on a “cashless basis” if our common stock is, at the time of any exercise, not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act. In that case, we will not be required to file or maintain in effect a registration statement for the registration of the shares of common stock issuable upon exercise of the warrants. Instead, we will be required to use our best efforts to register or qualify for sale those shares of common stock under the applicable blue sky laws, to the extent an exemption is not available.

If, by reason of any exercise of warrants on a “cashless basis”, the holder of any warrant would be entitled, upon the exercise of such warrant, to receive a fractional interest in a share of common stock, we will round down to the nearest whole number, the number of shares of common stock to be issued to such holder.

Redemption and Notice

We have the right to redeem the warrants, at any time while they are exercisable and prior to their expiration, at the price of $0.01 per warrant (the “Redemption Price”). If we choose to do so, we are required to (i) redeem all of the outstanding warrants (other than private warrants held by SCH Sponsor or its permitted transferees), (ii) fix a date for the redemption and (iii) provide notice to the registered holders of the warrants at least 30 days prior to the redemption date.

We will mail any such notice of redemption by first class mail, postage prepaid, not less than 30 days prior to the redemption date to registered warrant holders. The notice will be sent to each registered holder’s last address as it appears on the registration books. Any notice so mailed will be conclusively presumed to have been duly given, whether or not the registered holder actually receives such notice.

We may only redeem the warrants if (i) the last reported sale price of our common stock has been at least $18.00 per share (subject to certain adjustments), on 20 trading days within the 30-trading-day period ending on the third trading day prior to the date on which notice of the redemption is given and (ii) there is an effective registration statement covering the shares of common stock issuable upon exercise of the warrants, and a current prospectus relating thereto, available throughout the 30 days prior to the redemption date. If there is no effective registration statement and current prospectus available, we may, at the election of our board, nonetheless require holders to exercise their warrants on a “cashless basis,” provided that the conditions set forth in clause (i) above are satisfied.

If we require holders to exercise their warrants on a “cashless basis” in such a scenario, holders of the warrants will be required to surrender the warrants for a number of shares of our common stock equal to the quotient obtained by dividing (x) the product of (i) the number of shares of common stock underlying the warrants and (ii) the excess of the “fair market value” of our common stock over the Exercise Price by (y) the “fair market value” of our common stock. In this scenario, the “fair market value” means the average last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date that notice of redemption is sent to the holders of the warrants.

The warrants may be exercised for cash or on a “cashless basis”, as applicable, at any time after we send a notice of redemption and prior to the redemption date. If we require all warrant holders to exercise their warrants on a “cashless basis,” the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants.

On and after the redemption date, the record holder of the warrants will have no further rights except to receive, upon surrender of the warrants, the Redemption Price.

Adjustments

The number of shares of common stock issuable upon the exercise of the warrants is subject to customary adjustments in certain circumstances, such as a stock split, dividend or reclassification of our common stock, as described in the Warrant Agreement. In the event the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, the Exercise Price will be adjusted (to the nearest cent) by:

•taking the Exercise Price immediately prior to such adjustment,

•multiplying it by the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and then

•dividing by the number of shares of common stock so purchasable immediately thereafter.

If, by reason of any adjustment made pursuant to the events described above (each, an “Adjustment”), the holder of any warrant would be entitled, upon the exercise of such warrant, to receive a fractional interest in a share, we will, upon such exercise, round down to the nearest whole number the number of shares of common stock to be issued to such holder.

Warrant holders will also have replacement rights in the case of certain reorganization, merger, consolidation or sale transactions involving our company or substantially all of our assets (each a “Replacement Event”). Upon the occurrence of any Replacement Event, warrant holders will have the right to purchase and receive (in lieu of shares of our common stock) the kind and amount of stock or other securities or property (including cash) receivable upon such Replacement Event that the holder would have received if the warrants were exercised immediately prior to such event.

Upon any adjustment of the Exercise Price or the number of shares issuable upon exercise of a warrant, we will provide written notice of such adjustment to the Warrant Agent stating the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a warrant. We will also provide notice of any adjustment described above to each warrant holder at the last address set forth in the warrant register stating the date of the event.

Additionally, in case of any event affecting us to which the adjustments described above are not strictly applicable, but which would require an adjustment to the terms of the warrants in order to avoid an adverse impact on the warrants and to effectuate the intent and purpose of the adjustments provided for in the Warrant Agreement, we will appoint an appropriate independent firm to give its opinion as to whether any adjustment is necessary and, if so, the terms of such adjustment. In such an event, we will then adjust the terms of the warrants in a manner consistent with the recommended adjustment.

Transfers and Exchanges

Warrants may be exchanged or transferred upon surrender of the warrant to the Warrant Agent, together with a written request for exchange or transfer. Upon any transfer, a new warrant representing an equal aggregate number of warrants will be issued and the old warrant will be cancelled by the Warrant Agent.

Book-entry warrants may be transferred only in whole and warrants bearing a restrictive legend, including the private warrants, may transferred or exchanged only if the Transfer Agent has received an opinion of counsel stating that such transfer may be made and indicating whether the new warrants must also bear a restrictive legend.

No Rights as a Stockholder

A warrant does not entitle the holder to any of the rights of a stockholder of our company, including, without limitation, the right to receive dividends, the right to vote or the right to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of our company.

Units

Our units are comprised of one share of our common stock and one-third of one whole public warrant. Unit holders must elect to separate the units into the underlying public shares and warrants prior to exercising the underlying warrants or the rights of the underlying common stock. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in the holder’s own name, the holder must contact the Warrant Agent, directly and instruct them to do so.